EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS THIRD QUARTER 2012 RESULTS

Third quarter 2012 operating earnings (1) of $0.23 per diluted share, a 21% increase over same period prior year

Total revenue increased 4% over prior quarter

Non-covered loans and leases grew $144 million, or 2%, over prior quarter

Non-covered, non-performing assets decreased 32% year-over-year to 0.86% of total assets

Record third quarter 2012 mortgage banking revenue of $24.3 million, up 56% from prior quarter

PORTLAND, Ore. – October 17, 2012 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced third quarter 2012 net earnings available to common shareholders of $25.0 million, or $0.22 per diluted common share, compared to net earnings available to common shareholders of $23.1 million, or $0.21 per diluted common share for the second quarter of 2012, and $21.8 million, or $0.19 per diluted common share, for the same period in the prior year.

Operating earnings, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $25.4 million, or $0.23 per diluted common share for the third quarter of 2012, compared to operating earnings of $23.5 million, or $0.21 per diluted common share for the second quarter of 2012, and $22.1 million, or $0.19 per diluted common share, for the same period in the prior year.

Significant financial statement items for the third quarter of 2012 include:

•	Non-covered loans and leases grew $144 million and total non-covered loan commitments increased $154 million;
•	Record mortgage banking revenue of $24.3 million on closed loan volume of $621 million;
•	Adjusted net interest margin (1) of 3.76% in the third quarter reflecting lower yields on non-covered loans and investment securities, and an increase in average interest bearing cash;
•	Non-covered, non-performing assets continue to decline, down to 0.86% of total assets, the lowest level since the second quarter of 2007;
•	Provision for non-covered loan and lease losses of $7.1 million and non-covered net charge-offs of $5.9 million, the difference resulting from growth in non-covered loans during the period;
•	The allowance for non-covered credit losses ended the quarter at 1.40% of total non-covered loans and leases, reflecting the stabilized credit quality of the loan portfolio and unfunded loan commitments;
•	The cost of interest bearing deposits declined 4 basis points on a sequential quarter basis to 0.43%;
•	Debt Capital Markets revenue of $1.6 million;

(1) Operating earnings and adjusted net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below. In previous earnings releases and periodic reports, we referred to adjusted net interest margin as core net interest margin.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

•	Tangible common equity ratio of 9.59%; and
•	Total risk-based capital of 16.94%, and Tier 1 common to risk weighted asset ratio of 12.86%.

“Continued solid loan growth, improving credit quality metrics and strong mortgage production highlight this quarter’s performance,” said Ray Davis, president and CEO of Umpqua Holdings Corporation.  “We are pleased to see that our growth initiatives continue to offset any pressure our margin is experiencing, protecting our earnings per share.”

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $99.6 million, or 0.86% of total assets, as of September 30, 2012, compared to $116.9 million, or 1.01% of total assets as of June 30, 2012, and $146.4 million, or 1.24% of total assets as of September 30, 2011. Of this amount, as of September 30, 2012, $73.7 million represented non-accrual loans, $6.6 million represented loans past due greater than 90 days and still accruing interest, and $19.3 million was other real estate owned (“OREO”).

Non-covered, classified assets were $348.8 million as of September 30, 2012, compared to $351.7 million as of June 30, 2012, and $457.6 million as of September 30, 2011. Total non-covered, classified assets have declined 1% since the prior quarter and have declined 24% since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of September 30, 2012, the non-covered, non-performing assets of $99.6 million have been written down by 35%, or $52.9 million, from their current par balance of $152.5 million.

The provision for non-covered loan losses for the third quarter of 2012 was $7.1 million, representing a 7% increase from the prior quarter, and a 22% decrease from the same period of the prior year. The modest increase in provision expense in the current quarter over the prior quarter largely relates to the non-covered loan growth of $144 million, partially offset by improved quality of the loan portfolio. The decrease in provision and allowance for non-covered loan and lease losses from the same period of the prior year reflects the continued improvement and stabilization of credit quality, including less net charge-offs and the decline of classified and non-performing loans.

The allowance for non-covered credit losses increased to 1.40% of non-covered loans and leases at September 30, 2012, as compared to 1.39% of total non-covered loans and leases as of June 30, 2012 and 1.61% of total non-covered loans and leases as of September 30, 2012. The annualized net charge-off rate for the third quarter of 2012 was 0.38%. The allowance for non-covered credit losses includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments.

Non-covered loans past due 30 to 89 days were $28.5 million, or 0.46% of non-covered loans and leases as of September 30, 2012, as compared to $24.2 million, or 0.40% of non-covered loans and leases as of June 30, 2012, and $49.2 million, or 0.84% of non-covered loans and leases as of September 30, 2011.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn. The following table recaps the Company’s credit quality trends since the second quarter of 2007, as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance for
			non-covered	Non-covered	Non-covered,
	Provision for	Non-covered	credit losses	loans	non-performing
	non-covered	net	to non-covered	30-89 days	assets to
	loan losses	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Q3 2011	9,089	13,952	1.61%	0.84%	1.24%
Q4 2011	6,642	6,606	1.59%	0.60%	1.09%
Q1 2012	3,167	9,465	1.48%	0.35%	1.05%
Q2 2012	6,638	9,690	1.39%	0.40%	1.01%
Q3 2012	7,078	5,937	1.40%	0.46%	0.86%
Total	$535,220	$515,802

Non-covered construction loan portfolio

The non-covered residential development loan segment was $64.2 million, or 1% of the total non-covered loan portfolio, as of September 30, 2012. Of this amount, $9.6 million represented non-performing loans and $18.7 million were classified as performing restructured loans. The residential development loan segment has decreased $39.5 million, or 38%, since September 30, 2011.

Non-covered commercial construction loans were $174.6 million as of September 30, 2012, as compared to $172.0 million as of June 30, 2012, and $175.3 million as of September 30, 2011. Of this amount as of September 30, 2012, $5.1 million represented non-performing loans and $14.2 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.71 billion as of September 30, 2012. Of this total, $2.47 billion are non-owner occupied and $1.23 billion are owner occupied. Of the total term commercial real estate portfolio, $44.3 million were on non-accrual status, $0.7 million were past due 90 days or more and accruing interest, and $20.0 million were past due 30-89 days as of September 30, 2012. Of the total non-covered commercial real estate portfolio, 3% matures in 2012, 6% in 2013, 16% in years 2014-2015, and 20% in years 2016-2017. The remaining 55% of the portfolio matures in or after the year 2018.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $70.0 million as of September 30, 2012, as compared to $54.8 million as of June 30, 2012, and $80.6 million as of September 30, 2011. The increase in restructured loans on accrual status is primarily due to one new non-owner occupied commercial real estate loan in the Washington region that was restructured in the current quarter.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing assets by type and by region, non-performing assets by type trends, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days by type trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $8.1 million, or 0.07% of total assets, as of September 30, 2012, as compared to $9.2 million, or 0.08% of total assets, as of June 30, 2012, and $23.0 million, or 0.20% of total assets, as of September 30, 2011. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 3.98% for the third quarter of 2012, as compared to 4.06% for the second quarter of 2012, and 4.12% for the third quarter of 2011. The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the decline in non-covered loan yields, the decline in investment yields, the decrease in average investment balances and the decrease in average covered loan balances, partially offset by an increase in average loans held for sale, the increase in average non-covered loans outstanding, an increase in loan disposal gains from the covered loan portfolio and the decrease in the cost of interest bearing deposits. The decrease in net interest margin in the current quarter over the same period of the prior year resulted from the same items as noted above, partially offset by the decrease in interest bearing liabilities.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $5.9 million of interest income in the third quarter of 2012, as compared to $2.9 million in the second quarter of 2012 and $4.8 million in the third quarter of 2011. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income. Excluding the impact of covered loan disposal gains,

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

consolidated net interest margin would have been 3.75% for the current quarter, 3.94% for the prior quarter, and 3.94% in the same quarter of the prior year.

Interest and fee reversals on non-accrual loans during the third quarter of 2012 were $0.2 million, negatively impacting the net interest margin by 1 basis point, as compared to reversals of $0.3 million for the second quarter of 2012 and reversals of $0.1 million in the third quarter of 2011. Excluding the impact of loan disposal gains and interest and fee reversals or recoveries on non-accrual loans, our adjusted net interest margin was 3.76% for the third quarter of 2012, 3.96% for the second quarter of 2012 and 3.94% for the third quarter of 2011. Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the twentieth consecutive quarter, the Company has reduced the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.43% for the third quarter of 2012, 4 basis points lower than the second quarter of 2012 and 34 basis points lower than the third quarter of 2011. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company generated a record $24.3 million in total mortgage banking revenue during the third quarter of 2012, on record closed loan volume of $621 million. This represents a 56% increase in revenue over the second quarter of 2012 and a 244% increase in revenue over the same period of the prior year. In the third quarter of 2012, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $3.7 million. The decline is primarily due to the further reductions to the historically low mortgage interest rate levels during the quarter that have led to elevated levels of refinancing activity. Despite the elevated levels of refinance activity in the current environment, 32% of the current quarter’s production related to purchase activity. Income from the origination and sale of mortgage loans was $26.3 million in the third quarter, representing a 74% increase over the prior quarter, and a 260% increase as compared to the same quarter of the prior year. As of September 30, 2012, the Company serviced $2.8 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $24.5 million, or 0.87% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the third quarter of 2012. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of September 30, 2012, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Under a recently issued notice of proposed rulemaking by federal banking regulators to revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III), the trust preferred security debt issuances would be phased out of Tier 1 capital into Tier 2 capital over a 10 year period. If the proposed rulemaking becomes effective, it is possible the Company may accelerate redemption of the existing junior subordinated debentures.  This could result in adjustments to the fair value of these instruments including the acceleration of losses on junior subordinated debentures carried at fair value within non-interest income. As of September 30, 2012, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $84.5 million.

Non-interest expense

Total non-interest expense for the third quarter of 2012 was $87.0 million, compared to $86.9 million for the second quarter of 2012 and $86.2 million for the third quarter of 2011. Included in non-interest expense are several categories that are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as non-operating related expenses such as merger related costs. Excluding these non-controllable, valuation related or non-operating related items, the remaining non-interest expense items totaled $82.6 million for the third quarter of 2012, as compared to $83.8 million for the second quarter of 2012, and $77.3 million for the third quarter of 2011. The slight increase in non-interest expense in the current period over the prior quarter consists primarily of increased salaries and benefits expense related to mortgage loan production, increased losses on non-covered OREO, and a $1.6 million provision for unfunded commitments, partially offset by overall efficiency gains.

During the third quarter of 2012, the Company incurred external loan collection and OREO management expense of $2.3 million, compared to $2.5 million for the second quarter of 2012, and $3.7 million for the third quarter of 2011. Mortgage production related expense was $10.3 million in the third quarter of 2012, compared to $8.7 million in the second quarter of 2012, and $5.3 million for the third quarter of 2011.

Income taxes

The Company recorded a provision for income taxes of $13.6 million in the third quarter of 2012, representing an effective tax rate of 35.1% on an annualized basis. The increase in the effective income tax rate in the third quarter reflects the increased level of pre-tax income and the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of September 30, 2012 were $11.5 billion, compared to $11.5 billion on June 30, 2012 and $11.8 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $6.8 billion and $9.1 billion, respectively, as of September 30, 2012, as compared to $6.7 billion and $9.1 billion, respectively, as of June 30, 2012, and $6.5 billion and $9.4 billion, respectively, as of September 30, 2011.

Total non-covered loans held for investment increased $144.0 million during the third quarter of 2012. This increase is principally due to new loan production in the current period and draws on commercial lines of credit. Excluding non-covered charge-offs of $7.6 million, the non-covered loan portfolio increased $151.6 million in the current quarter. Covered loans declined $38.9 million during the third quarter of 2012. The covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, or as we work out and resolve troubled credits.

Total deposits decreased $32.3 million on a sequential quarter basis, and decreased $304.5 million from the same period of the prior year. The decline in deposits over these periods primarily results from the run-off of higher priced time and public funds deposits. The increase in securities sold under agreements to repurchase over the prior periods results from the FDIC discontinuing banking institutions’ ability to collateralize

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At September 30, 2012, the Company had $337 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. For interest bearing cash in excess of our internal target balance range, we have reinvested these funds and purchased short duration government-sponsored investment securities to offset the interest expense associated with our deposit balances. The Company’s available for sale investment portfolio was $2.9 billion as of September 30, 2012, representing a 2% increase over the prior quarter and a 6% decline from same period of the prior year. During the third quarter of 2012 the medium and long term treasury rates continued to remain at historically low levels resulting from the continued flight to safety largely due to economic concerns in Europe and sluggish employment growth in the United States. As a result, the Company continued to limit its reinvestment of investment cash flows back into the portfolio given the unattractive market prices and yields. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.7 billion as of September 30, 2012, representing 41% of total assets and 51% of total deposits.

Capital

As of September 30, 2012, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $15.32, tangible book value per common share was $9.30 and the ratio of tangible common equity to tangible assets was 9.59% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). During the third quarter of 2012, the Company repurchased 11,304 shares of common stock, for a total of $145 thousand through the previously announced share repurchase plan. The Company may repurchase up to 12.2 million of additional shares under the previously announced share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of September 30, 2012 is 16.94%. This represents a decrease from June 30, 2012, as a result of increased risk weighted assets primarily due to non-covered loan growth and an increase in unfunded loan commitments. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.86% as of September 30, 2012. These capital ratios as of September 30, 2012 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change

Net earnings available to common shareholders	$24,983	$23,115	$21,757	8%	15%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	332	328	332	1%	0%
Merger related expenses, net of tax (1)	51	92	31	(45)%	65%
Operating earnings	$25,366	$23,535	$22,120	8%	15%

Earnings per diluted share:
Earnings available to common shareholders	$0.22	$0.21	$0.19	5%	16%
Operating earnings	$0.23	$0.21	$0.19	10%	21%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Sep 30, 2011	% Change

Net earnings available to common shareholders	$73,434	$52,861	39%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	989	986	0%
Merger related expenses, net of tax (1)	203	186	12%
Operating earnings	$74,626	$54,029	38%

Earnings per diluted share:
Earnings available to common shareholders	$0.66	$0.46	43%
Operating earnings	$0.67	$0.47	43%

(1)	Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, and to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs. For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change

Operating earnings	$25,366	$23,535	$22,120	8%	15%
Adjustments:
Provision for non-covered loan and lease losses	7,078	6,638	9,089	7%	(22)%
Provision for covered loan and lease losses	2,927	1,406	4,420	108%	(34)%
Net loss on non-covered other real estate owned	2,168	889	2,289	144%	(5)%
Net loss on covered other real estate owned	461	169	4,755	173%	(90)%
Non-covered loan & OREO workout costs	974	1,138	1,725	(14)%	(44)%
Covered loan & OREO workout costs	1,303	1,369	1,974	(5)%	(34)%
Covered losses & expenses impact on FDIC indemnification asset	(3,753)	(2,355)	(8,919)	59%	(58)%
Operating provision for income taxes	13,843	11,961	10,959	16%	26%
Dividends and undistributed earnings allocated to participating securities	170	162	105	5%	62%
Pre-tax, pre-credit cost operating income	$50,537	$44,912	$48,517	13%	4%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Sep 30, 2011	% Change

Operating earnings	$74,626	$54,029	38%
Adjustments:
Provision for non-covered loan and lease losses	16,883	39,578	(57)%
Provision for covered loan and lease losses	4,302	15,443	(72)%
Net loss on non-covered other real estate owned	6,244	8,967	(30)%
Net loss on covered other real estate owned	3,084	5,778	(47)%
Non-covered loan & OREO workout costs	4,076	6,760	(40)%
Covered loan & OREO workout costs	4,606	5,962	(23)%
Covered losses & expenses impact on FDIC indemnification asset	(9,594)	(21,746)	(56)%
Operating provision for income taxes	39,320	26,798	47%
Dividends and undistributed earnings allocated to participating securities	499	253	97%
Pre-tax, pre-credit cost operating income	$144,046	$141,822	2%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change

Net interest income	$102,040	$101,012	$107,534	1%	(5)%
Tax equivalent adjustment (1)	1,164	1,153	1,053	1%	11%
Net interest income (1)	103,204	102,165	108,587	1%	(5)%

Adjustments:
Interest and fee reversals on non-accrual loans	174	317	149	(45)%	17%
Covered loan disposal gains	(5,859)	(2,926)	(4,793)	100%	22%
Adjusted net interest income (1)	$97,519	$99,556	$103,943	(2)%	(6)%

Average interest earning assets	$10,313,397	$10,118,420	$10,455,398	2%	(1)%

Net interest margin – consolidated (1)	3.98%	4.06%	4.12%
Adjusted net interest margin – consolidated (1)	3.76%	3.96%	3.94%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Sep 30, 2011	% Change

Net interest income	$305,407	$321,797	(5)%
Tax equivalent adjustment (1)	3,468	3,205	8%
Net interest income (1)	308,875	325,002	(5)%

Adjustments:
Interest and fee reversals on non-accrual loans	1,137	1,918	(41)%
Covered loan disposal gains	(11,572)	(19,667)	(41)%
Adjusted net interest income (1)	$298,440	$307,253	(3)%

Average interest earning assets	$10,210,094	$10,326,854	(1)%

Net interest margin – consolidated (1)	4.04%	4.21%
Adjusted net interest margin – consolidated (1)	3.90%	3.98%

(1)	Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011

Total shareholders' equity	$1,714,093	$1,696,836	$1,695,120
Subtract:
Goodwill and other intangible assets, net	673,604	674,794	678,448
Tangible common shareholders' equity	$1,040,489	$1,022,042	$1,016,672

Total assets	$11,528,964	$11,521,897	$11,772,883
Subtract:
Goodwill and other intangible assets, net	673,604	674,794	678,448
Tangible assets	$10,855,360	$10,847,103	$11,094,435

Common shares outstanding at period end	111,915,015	111,891,283	114,538,536

Tangible common equity ratio	9.59%	9.42%	9.16%
Tangible book value per common share	$9.30	$9.13	$8.88

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, October 18, 2012, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss third quarter 2012 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 218-8176 a few minutes before 10:00 a.m. The conference ID is 9554878. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 9554878 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, October 17, 2012.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about growth initiatives offsetting margin compression, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, deposit pricing strategies and their effect on interest rates, liquidity requirements and funding needs, the effect of proposed Basel III capital regulations on the valuations of junior subordinated debentures, and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, inability to grow assets sufficiently to offset margin compression, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change
Interest income
Non-covered loans and leases	$78,090	$77,637	$81,041	1%	(4)%
Covered loans and leases	20,325	16,935	20,950	20%	(3)%
Interest and dividends on investments:
Taxable	13,057	16,535	21,932	(21)%	(40)%
Exempt from federal income tax	2,302	2,291	2,136	0%	8%
Dividends	3	28	2	(89)%	50%
Temporary investments & interest bearing deposits	331	168	466	97%	(29)%
Total interest income	114,108	113,594	126,527	0%	(10)%

Interest expense
Deposits	7,623	8,169	14,579	(7)%	(48)%
Repurchase agreements and fed funds purchased	73	79	152	(8)%	(52)%
Term debt	2,335	2,305	2,332	1%	0%
Junior subordinated debentures	2,037	2,029	1,930	0%	6%
Total interest expense	12,068	12,582	18,993	(4)%	(36)%

Net interest income	102,040	101,012	107,534	1%	(5)%

Provision for non-covered loan and lease losses	7,078	6,638	9,089	7%	(22)%
Provision for covered loan and lease losses	2,927	1,406	4,420	108%	(34)%

Non-interest income
Service charges	7,122	7,190	8,849	(1)%	(20)%
Brokerage fees	3,186	3,532	3,115	(10)%	2%
Mortgage banking revenue, net	24,346	15,641	7,084	56%	244%
Net gain on investment securities	21	1,030	1,813	(98)%	(99)%
Loss on junior subordinated debentures
carried at fair value	(554)	(547)	(554)	1%	0%
Change in FDIC indemnification asset	(4,759)	(4,040)	1,611	18%	(395)%
Other income	4,317	6,120	2,860	(29)%	51%
Total non-interest income	33,679	28,926	24,778	16%	36%

Non-interest expense
Salaries and employee benefits	49,543	49,979	45,023	(1)%	10%
Net occupancy and equipment	13,441	13,580	12,803	(1)%	5%
Intangible amortization	1,189	1,211	1,222	(2)%	(3)%
FDIC assessments	1,699	1,886	1,867	(10)%	(9)%
Net loss on non-covered other real estate owned	2,168	889	2,289	144%	(5)%
Net loss on covered other real estate owned	461	169	4,755	173%	(90)%
Merger related expenses	85	153	51	(44)%	67%
Other expense	18,388	19,069	18,214	(4)%	1%
Total non-interest expense	86,974	86,936	86,224	0%	1%

Income before provision for income taxes	38,740	34,958	32,579	11%	19%
Provision for income taxes	13,587	11,681	10,717	16%	27%
Net income	25,153	23,277	21,862	8%	15%

Dividends and undistributed earnings
allocated to participating securities	170	162	105	5%	62%
Net earnings available to common shareholders	$24,983	$23,115	$21,757	8%	15%

Weighted average basic shares outstanding	111,899,086	111,897,099	114,540,500	0%	(2)%
Weighted average diluted shares outstanding	112,150,866	112,077,593	114,691,063	0%	(2)%
Earnings per common share – basic	$0.22	$0.21	$0.19	5%	16%
Earnings per common share – diluted	$0.22	$0.21	$0.19	5%	16%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
	Nine Months Ended:
(Dollars in thousands, except per share data)	Sep 30, 2012	Sep 30, 2011	% Change
Interest income
Loans and leases	$233,386	$239,095	(2)%
Covered loans and leases	54,603	64,723	(16)%
Interest and dividends on investments:
Taxable	47,712	68,323	(30)%
Exempt from federal income tax	6,870	6,479	6%
Dividends	37	9	311%
Temporary investments & interest bearing cash	736	1,207	(39)%
Total interest income	343,344	379,836	(10)%

Interest expense
Deposits	24,637	44,943	(45)%
Repurchase agreements and fed funds purchased	232	405	(43)%
Term debt	6,944	6,922	0%
Junior subordinated debentures	6,124	5,769	6%
Total interest expense	37,937	58,039	(35)%

Net interest income	305,407	321,797	(5)%

Provision for non-covered loan and lease losses	16,883	39,578	(57)%
Provision for covered loan and lease losses	4,302	15,443	(72)%

Non-interest income
Service charges	20,978	25,210	(17)%
Brokerage fees	9,662	9,768	(1)%
Mortgage banking revenue, net	53,069	17,166	209%
Net gain on investment securities	1,199	7,419	(84)%
Loss on junior subordinated debentures
carried at fair value	(1,649)	(1,643)	0%
Change in FDIC indemnification asset	(10,644)	(1,035)	928%
Other income	17,227	9,105	89%
Total non-interest income	89,842	65,990	36%

Non-interest expense
Salaries and employee benefits	146,615	133,441	10%
Net occupancy and equipment	40,519	37,867	7%
Intangible amortization	3,612	3,724	(3)%
FDIC assessments	5,553	8,561	(35)%
Net loss on non-covered other real estate owned	6,244	8,967	(30)%
Net loss on covered other real estate owned	3,084	5,778	(47)%
Merger related expenses	338	303	12%
Other expense	55,641	54,991	1%
Total non-interest expense	261,606	253,632	3%

Income before provision for income taxes	112,458	79,134	42%
Provision for income taxes	38,525	26,020	48%
Net income	73,933	53,114	39%

Dividends and undistributed earnings
allocated to participating securities	499	253	97%
Net earnings available to common shareholders	$73,434	$52,861	39%

Weighted average basic shares outstanding	111,928,299	114,575,526	(2)%
Weighted average diluted shares outstanding	112,159,107	114,768,784	(2)%
Earnings per common share – basic	$0.66	$0.46	43%
Earnings per common share – diluted	$0.65	$0.46	41%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change
Assets:
Cash and due from banks	$159,290	$159,694	$151,548	0%	5%
Interest bearing deposits	336,780	503,552	767,617	(33)%	(56)%
Temporary investments	536	530	552	1%	(3)%
Investment securities:
Trading, at fair value	3,053	3,301	2,481	(8)%	23%
Available for sale, at fair value	2,899,361	2,834,076	3,090,064	2%	(6)%
Held to maturity, at amortized cost	5,359	4,506	4,877	19%	10%
Loans held for sale	225,882	209,607	94,295	8%	140%
Non-covered loans and leases	6,248,425	6,104,432	5,828,114	2%	7%
Allowance for non-covered loan and lease losses	(84,759)	(83,618)	(92,932)	1%	(9)%
Non-covered loans and leases, net	6,163,666	6,020,814	5,735,182	2%	7%
Covered loans and leases, net	515,045	553,963	672,130	(7)%	(23)%
Restricted equity securities	31,365	31,712	32,709	(1)%	(4)%
Premises and equipment, net	154,288	154,956	146,887	0%	5%
Goodwill and other intangibles, net	673,604	674,794	678,448	0%	(1)%
Mortgage servicing rights, at fair value	24,489	22,513	16,612	9%	47%
Non-covered other real estate owned	19,264	26,884	34,787	(28)%	(45)%
Covered other real estate owned	8,111	9,191	23,039	(12)%	(65)%
FDIC indemnification asset	60,506	68,805	106,378	(12)%	(43)%
Other assets	248,365	242,999	215,277	2%	15%
Total assets	$11,528,964	$11,521,897	$11,772,883	0%	(2)%

Liabilities:
Deposits	$9,099,929	$9,132,181	$9,404,410	0%	(3)%
Securities sold under agreements to repurchase	161,051	149,341	146,361	8%	10%
Term debt	254,123	254,641	256,198	0%	(1)%
Junior subordinated debentures, at fair value	84,538	83,993	82,324	1%	3%
Junior subordinated debentures, at amortized cost	102,302	102,382	102,624	0%	0%
Other liabilities	112,928	102,523	85,846	10%	32%
Total liabilities	9,814,871	9,825,061	10,077,763	0%	(3)%

Shareholders' equity:
Common stock	1,512,744	1,511,633	1,541,753	0%	(2)%
Retained earnings	169,480	154,474	110,237	10%	54%
Accumulated other comprehensive income	31,869	30,729	43,130	4%	(26)%
Total shareholders' equity	1,714,093	1,696,836	1,695,120	1%	1%
Total liabilities and shareholders' equity	$11,528,964	$11,521,897	$11,772,883	0%	(2)%

Common shares outstanding at period end	111,915,015	111,891,283	114,538,536	0%	(2)%
Book value per common share	$15.32	$15.17	$14.80	1%	3%
Tangible book value per common share	$9.30	$9.13	$8.88	2%	5%
Tangible equity - common	$1,040,489	$1,022,042	$1,016,672	2%	2%
Tangible common equity to tangible assets	9.59%	9.42%	9.16%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2012		Jun 30, 2012		Sep 30, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,472,156	40%	$2,473,529	41%	$2,393,732	41%	0%	3%
Owner occupied term	1,234,928	20%	1,186,542	19%	1,149,242	20%	4%	7%
Commercial construction	174,554	3%	171,982	3%	175,278	3%	1%	0%
Residential development	64,158	1%	70,066	1%	103,668	2%	(8)%	(38)%
Commercial:
Term	755,255	12%	707,784	12%	613,571	11%	7%	23%
Lines of credit & other	865,851	14%	835,147	14%	815,568	14%	4%	6%
Residential real estate:
Mortgage	391,370	6%	375,302	6%	281,131	5%	4%	39%
Home equity lines & loans	264,379	4%	263,941	4%	275,041	5%	0%	(4)%
Consumer & other	37,874	1%	32,437	1%	32,133	1%	17%	18%
Deferred loan fees, net	(12,100)	0%	(12,298)	0%	(11,250)	0%	(2)%	8%
Total	$6,248,425	100%	$6,104,432	100%	$5,828,114	100%	2%	7%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Sep 30, 2012		Jun 30, 2012		Sep 30, 2011		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$323,116	63%	$334,843	60%	$402,500	60%	(4)%	(20)%
Owner occupied term	74,914	15%	86,693	16%	97,976	15%	(14)%	(24)%
Commercial construction	11,217	2%	12,301	2%	16,793	2%	(9)%	(33)%
Residential development	9,005	2%	11,391	2%	15,372	2%	(21)%	(41)%
Commercial:
Term	21,899	4%	27,200	5%	32,928	5%	(19)%	(33)%
Lines of credit & other	16,037	3%	19,602	4%	29,351	4%	(18)%	(45)%
Residential real estate:
Mortgage	29,033	6%	30,057	5%	38,890	6%	(3)%	(25)%
Home equity lines & loans	23,659	5%	25,407	5%	30,189	4%	(7)%	(22)%
Consumer & other	6,165	1%	6,469	1%	8,131	1%	(5)%	(24)%
Total	$515,045	100%	$553,963	100%	$672,130	100%	(7)%	(23)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2012		Jun 30, 2012		Sep 30, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,113,842	23%	$2,021,303	22%	$1,940,865	21%	5%	9%
Demand, interest bearing	1,140,988	13%	1,114,196	12%	889,643	9%	2%	28%
Money market	3,378,625	37%	3,413,385	37%	3,676,265	39%	(1)%	(8)%
Savings	442,406	5%	425,912	5%	384,540	4%	4%	15%
Time	2,024,068	22%	2,157,385	24%	2,513,097	27%	(6)%	(19)%
Total	$9,099,929	100%	$9,132,181	100%	$9,404,410	100%	0%	(3)%

Total core deposits-ending (1)	$7,624,240	84%	$7,579,893	83%	$7,591,561	81%	1%	0%

Number of open accounts:
Demand, non-interest bearing	178,623		177,997		182,207		0%	(2)%
Demand, interest bearing	50,077		49,503		45,845		1%	9%
Money market	37,476		38,192		41,524		(2)%	(10)%
Savings	83,018		83,553		84,404		(1)%	(2)%
Time	29,153		30,194		34,336		(3)%	(15)%
Total	378,347		379,439		388,317		0%	(3)%

Average balance per account:
Demand, non-interest bearing	$11.8		$11.4		$10.7
Demand, interest bearing	22.8		22.5		19.4
Money market	90.2		89.4		88.5
Savings	5.3		5.1		4.6
Time	69.4		71.5		73.2
Total	$24.1		$24.1		$24.2
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$73,748	$81,897	$99,856	(10)%	(26)%
Non-covered loans past due 90+ days & accruing	6,585	8,073	11,716	(18)%	(44)%
Total non-performing loans	80,333	89,970	111,572	(11)%	(28)%
Non-covered other real estate owned	19,264	26,884	34,787	(28)%	(45)%
Total	$99,597	$116,854	$146,359	(15)%	(32)%

Non-covered performing restructured loans	$70,015	$54,842	$80,590	28%	(13)%

Non-covered loans past due 30-89 days	$28,495	$24,222	$49,205	18%	(42)%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.46%	0.40%	0.84%

Non-covered, non-performing loans to
non-covered loans and leases	1.29%	1.47%	1.91%
Non-covered, non-performing assets to total assets	0.86%	1.01%	1.24%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	8,111	9,191	23,039	(12)%	(65)%
Total	$8,111	$9,191	$23,039	(12)%	(65)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.07%	0.08%	0.20%

Total non-performing assets:
Loans on non-accrual status	$73,748	$81,897	$99,856	(10)%	(26)%
Loans past due 90+ days & accruing	6,585	8,073	11,716	(18)%	(44)%
Total non-performing loans	80,333	89,970	111,572	(11)%	(28)%
Other real estate owned	27,375	36,075	57,826	(24)%	(53)%
Total	$107,708	$126,045	$169,398	(15)%	(36)%

Non-performing loans to loans and leases	1.19%	1.35%	1.72%
Non-performing assets to total assets	0.93%	1.09%	1.44%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$83,618	$86,670	$97,795
Provision for non-covered loan and lease losses	7,078	6,638	9,089	7%	(22)%

Charge-offs	(7,644)	(11,602)	(16,453)	(34)%	(54)%
Recoveries	1,707	1,912	2,501	(11)%	(32)%
Net charge-offs	(5,937)	(9,690)	(13,952)	(39)%	(57)%

Total allowance for non-covered loan and lease losses	84,759	83,618	92,932	1%	(9)%

Reserve for unfunded commitments	2,757	1,126	971	145%	184%
Total allowance for non-covered credit losses	$87,516	$84,744	$93,903	3%	(7)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.38%	0.64%	0.96%
Recoveries to gross charge-offs	22.33%	16.48%	15.20%
Allowance for non-covered loan losses to
non-covered loans and leases	1.36%	1.37%	1.59%
Allowance for non-covered credit losses to
non-covered loans and leases	1.40%	1.39%	1.61%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2012	Sep 30, 2011	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$92,968	$101,921
Provision for non-covered loan and lease losses	16,883	39,578	(57)%

Charge-offs	(31,937)	(55,939)	(43)%
Recoveries	6,845	7,372	(7)%
Net charge-offs	(25,092)	(48,567)	(48)%

Total allowance for non-covered loan and lease losses	84,759	92,932	(9)%

Reserve for unfunded commitments	2,757	971	184%
Total allowance for non-covered credit losses	$87,516	$93,903	(7)%

Net charge-offs to average non-covered
loans and leases	0.55%	1.14%
Recoveries to gross charge-offs	21.43%	13.18%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	Change	Change
Average Rates:
Yield on non-covered loans and leases	4.87%	5.05%	5.51%	(0.18)	(0.64)
Yield on covered loans and leases	15.09%	11.93%	12.04%	3.16	3.05
Yield on taxable investments	1.99%	2.34%	2.96%	(0.35)	(0.97)
Yield on tax-exempt investments (1)	5.28%	5.41%	5.77%	(0.13)	(0.49)
Yield on temporary investments & interest bearing cash	0.26%	0.25%	0.25%	0.01	0.01
Total yield on earning assets (1)	4.45%	4.56%	4.84%	(0.11)	(0.39)

Cost of interest bearing deposits	0.43%	0.47%	0.77%	(0.04)	(0.34)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.19%	0.23%	0.49%	(0.04)	(0.30)
Cost of term debt	3.65%	3.64%	3.61%	0.01	0.04
Cost of junior subordinated debentures	4.35%	4.39%	4.15%	(0.04)	0.20
Total cost of interest bearing liabilities	0.63%	0.66%	0.93%	(0.03)	(0.30)

Net interest spread (1)	3.82%	3.90%	3.91%	(0.08)	(0.09)
Net interest margin – Consolidated (1)	3.98%	4.06%	4.12%	(0.08)	(0.14)

Net interest margin – Bank (1)	4.05%	4.14%	4.19%	(0.09)	(0.14)

As reported (GAAP):
Return on average assets	0.86%	0.82%	0.74%	0.04	0.12
Return on average tangible assets	0.91%	0.87%	0.78%	0.04	0.13
Return on average common equity	5.81%	5.48%	5.11%	0.33	0.70
Return on average tangible common equity	9.60%	9.12%	8.55%	0.48	1.05
Efficiency ratio – Consolidated	63.54%	66.32%	64.65%	(2.78)	(1.11)
Efficiency ratio – Bank	61.36%	64.02%	62.41%	(2.66)	(1.05)

Operating basis (non-GAAP): (2)
Return on average assets	0.87%	0.83%	0.75%	0.04	0.12
Return on average tangible assets	0.93%	0.89%	0.80%	0.04	0.13
Return on average common equity	5.90%	5.58%	5.20%	0.32	0.70
Return on average tangible common equity	9.75%	9.28%	8.70%	0.47	1.05
Efficiency ratio – Consolidated	63.22%	65.93%	64.35%	(2.71)	(1.13)
Efficiency ratio – Bank	61.30%	63.90%	62.37%	(2.60)	(1.07)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Nine Months Ended:
	Sep 30, 2012	Sep 30, 2011	Change
Average Rates:
Yield on non-covered loans and leases	5.03%	5.57%	(0.54)
Yield on covered loans and leases	12.74%	11.92%	0.82
Yield on taxable investments	2.28%	3.04%	(0.76)
Yield on tax-exempt investments (1)	5.37%	5.83%	(0.46)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.00
Total yield on earning assets (1)	4.54%	4.96%	(0.42)

Cost of interest bearing deposits	0.46%	0.79%	(0.33)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.23%	0.52%	(0.29)
Cost of term debt	3.64%	3.59%	0.05
Cost of junior subordinated debentures	4.40%	4.19%	0.21
Total cost of interest bearing liabilities	0.66%	0.96%	(0.30)

Net interest spread (1)	3.88%	4.00%	(0.12)
Net interest margin – Consolidated (1)	4.04%	4.21%	(0.17)

Net interest margin – Bank (1)	4.12%	4.28%	(0.16)

As reported (GAAP):
Return on average assets	0.86%	0.61%	0.25
Return on average tangible assets	0.91%	0.65%	0.26
Return on average common equity	5.79%	4.23%	1.56
Return on average tangible common equity	9.62%	7.14%	2.48
Efficiency ratio – Consolidated	65.61%	64.87%	0.74
Efficiency ratio – Bank	63.32%	62.52%	0.80

Operating basis (non-GAAP): (2)
Return on average assets	0.87%	0.62%	0.25
Return on average tangible assets	0.92%	0.66%	0.26
Return on average common equity	5.88%	4.33%	1.55
Return on average tangible common equity	9.78%	7.30%	2.48
Efficiency ratio – Consolidated	65.26%	64.52%	0.74
Efficiency ratio – Bank	63.24%	62.44%	0.80

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change

Temporary investments & interest bearing cash	$509,242	$272,495	$741,030	87%	(31)%
Investment securities, taxable	2,630,018	2,834,188	2,964,361	(7)%	(11)%
Investment securities, tax-exempt	262,323	254,511	221,218	3%	19%
Loans held for sale	215,408	143,676	71,527	50%	201%
Non-covered loans and leases	6,160,590	6,042,439	5,767,172	2%	7%
Covered loans and leases	535,816	571,111	690,090	(6)%	(22)%
Total interest earning assets	10,313,397	10,118,420	10,455,398	2%	(1)%
Goodwill & other intangible assets, net	674,122	675,312	678,967	0%	(1)%
Total assets	11,558,901	11,351,087	11,708,079	2%	(1)%

Non-interest bearing demand deposits	2,075,097	1,946,574	1,829,245	7%	13%
Interest bearing deposits	7,086,622	7,048,938	7,558,357	1%	(6)%
Total deposits	9,161,719	8,995,512	9,387,602	2%	(2)%
Interest bearing liabilities	7,676,539	7,626,032	8,121,323	1%	(5)%

Shareholders’ equity – common	1,709,270	1,695,157	1,688,082	1%	1%
Tangible common equity (1)	1,035,148	1,019,845	1,009,115	2%	3%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2012	Sep 30, 2011	% Change

Temporary investments & interest bearing cash	$388,862	$647,861	(40)%
Investment securities, taxable	2,791,915	2,996,292	(7)%
Investment securities, tax-exempt	256,510	221,439	16%
Loans held for sale	154,225	56,230	174%
Non-covered loans and leases	6,046,101	5,679,295	6%
Covered loans and leases	572,481	725,737	(21)%
Total interest earning assets	10,210,094	10,326,854	(1)%
Goodwill & other intangible assets, net	675,311	680,212	(1)%
Total assets	11,453,844	11,598,377	(1)%

Non-interest bearing demand deposits	1,968,153	1,735,767	13%
Interest bearing deposits	7,128,709	7,576,868	(6)%
Total deposits	9,096,862	9,312,635	(2)%
Interest bearing liabilities	7,705,983	8,122,313	(5)%

Shareholders’ equity - common	1,694,706	1,669,373	2%
Tangible common equity (1)	1,019,395	989,161	3%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
					Year over
	Quarter Ended			Sequential	Year
(Dollars in thousands)	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$2,814,102	$2,423,572	$1,848,220	16%	52%
MSR asset, at fair value	24,489	22,513	16,612	9%	47%
MSR as % of serviced portfolio	0.87%	0.93%	0.90%

Mortgage Banking Revenue:
Origination and sale	$26,319	$15,166	$7,309	74%	260%
Servicing	1,692	1,506	1,205	12%	40%
Change in fair value of MSR asset	(3,665)	(1,031)	(1,430)	255%	156%
Total	$24,346	$15,641	$7,084	56%	244%

Closed loan volume	$621,276	$488,714	$279,578	27%	122%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2012	Sep 30, 2011	% Change

Mortgage Banking Revenue:
Origination and sale	$54,126	$15,643	246%
Servicing	4,561	3,464	32%
Change in fair value of MSR asset	(5,618)	(1,941)	189%
Total	$53,069	$17,166	209%

Closed loan volume	$1,512,624	$631,328	140%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered, non-performing assets by type and by region

•         Table 2 – Non-covered, non-performing assets by type trends

•         Table 3 – Non-covered loans past due 30-89 days by type and by region

•         Table 4 – Non-covered loans past due 30-89 days by type trends

•         Table 5 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of September 30, 2012:

Table 1 - Non-covered, non-performing assets by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$139	$22,162	$718	$2,274	$6,420	$4,564	$36,277
Owner occupied term	--	2,600	--	1,163	4,307	--	8,070
Commercial construction	662	--	91	--	4,376	--	5,129
Residential development	2,585	6,213	697	72	--	--	9,567
Commercial	284	5,074	413	3,239	3,842	1,187	14,039
Other	--	666	--	--	--	--	666
Total	$3,670	$36,715	$1,919	$6,748	$18,945	$5,751	$73,748

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$--	$--	$158	$155	$--	$313
Owner occupied term	--	--	354	--	--	--	354
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Other	70	4,537	164	438	116	593	5,918
Total	$70	$4,537	$518	$596	$271	$593	$6,585

Total non-performing loans	$3,740	$41,252	$2,437	$7,344	$19,216	$6,344	$80,333

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$--	$4,254	$103	$366	$1,663	$--	$6,386
Owner occupied term	--	198	341	--	4,897	--	5,436
Commercial construction	--	1,404	--	--	1,017	--	2,421
Residential development	589	427	--	221	1,898	--	3,135
Commercial	1,132	180	--	--	--	--	1,312
Other	--	297	--	--	277	--	574
Total	$1,721	$6,760	$444	$587	$9,752	$--	$19,264

Total non-performing assets	$5,461	$48,012	$2,881	$7,931	$28,968	$6,344	$99,597
% of total	6%	48%	3%	8%	29%	6%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of September 30, 2012, the non-covered, non-performing assets of $99.6 million have been written down by 35%, or $52.9 million, from their current par balance of $152.5 million.

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

The following is a distribution of non-covered, non-performing assets by type as of September 30, 2012, June 30, 2012 and September 30, 2011:

Table 2 –Non-covered, non-performing assets by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$36,277	$40,724	$41,796	(11)%	(13)%
Owner occupied term	8,070	6,358	5,194	27%	55%
Commercial construction	5,129	5,636	4,603	(9)%	11%
Residential development	9,567	12,689	23,854	(25)%	(60)%
Commercial	14,039	15,699	24,409	(11)%	(42)%
Other	666	791	--	(16)%	nm
Total	$73,748	$81,897	$99,856	(10)%	(26)%

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$313	$620	$2,970	(50)%	(89)%
Owner occupied term	354	3,648	2,149	(90)%	(84)%
Commercial construction	--	--	--	nm	nm
Residential development	--	--	--	nm	nm
Commercial	--	--	357	nm	(100)%
Other	5,918	3,805	6,240	56%	(5)%
Total	$6,585	$8,073	$11,716	(18)%	(44)%

Total non-performing loans	$80,333	$89,970	$111,572	(11)%	(28)%

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$6,386	$7,922	$11,615	(19)%	(45)%
Owner occupied term	5,436	5,386	5,840	1%	(7)%
Commercial construction	2,421	4,326	9,525	(44)%	(75)%
Residential development	3,135	6,145	5,724	(49)%	(45)%
Commercial	1,312	1,519	1,244	(14)%	5%
Other	574	1,586	839	(64)%	(32)%
Total	$19,264	$26,884	$34,787	(28)%	(45)%

Total non-performing assets	$99,597	$116,854	$146,359	(15)%	(32)%

Umpqua Holdings Corporation Announces Third Quarter 2012 Results

October 17, 2012

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of September 30, 2011:

Table 3 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)	Washington	Northwest Oregon	Southern Oregon	Northern California	Central California	Greater Bay California	Total
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$--	$1,420	$3,353	$--	$1,997	$--	$6,770
Owner occupied term	--	859	--	2,225	8,727	1,462	13,273
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	--	2,411	89	1,002	202	1,835	5,539
Other	3	2,162	439	81	36	192	2,913
Total	$3	$6,852	$3,881	$3,308	$10,962	$3,489	$28,495

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of September 30, 2012, June 30, 2012 and September 30, 2011:

Table 4 –Non-covered loans past due 30-89 days by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Sep 30, 2012	Jun 30, 2012	Sep 30, 2011	% Change	% Change
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$6,770	$8,533	$23,475	(21)%	(71)%
Owner occupied term	13,273	3,463	6,684	283%	99%
Commercial construction	--	--	583	nm	(100)%
Residential development	--	1,351	1,319	(100)%	(100)%
Commercial	5,539	5,956	8,919	(7)%	(38)%
Other	2,913	4,919	8,225	(41)%	(65)%
Total	$28,495	$24,222	$49,205	18%	(42)%

The following is a distribution of non-covered restructured loans on accrual status by loan type by region as of September 30, 2012:

Table 5 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans, accrual basis:
Commercial real estate:
Non-owner occupied term	$13,556	$10,105	$3,870	$--	$6,938	$--	$34,469
Owner occupied term	--	674	--	664	--	--	1,338
Commercial construction	--	8,797	--	--	5,404	--	14,201
Residential development	--	9,803	--	--	8,893	--	18,696
Commercial	--	--	--	365	820	--	1,185
Other	--	--	--	--	--	126	126
Total	$13,556	$29,379	$3,870	$1,029	$22,055	$126	$70,015

nm = not meaningful

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